Letter Agreement

                              October 9, 2003

LB I Group, Inc.
399 Park Avenue, 9th Floor
New York, NY 10022
Attention: Fred Steinberg

     Re:    Transfer of Series B Convertible Preferred Stock ("Series B Stock")

Ladies and Gentlemen:

     This Letter Agreement is being delivered to you in connection with the transfer of 32,095 shares (the "Shares") of the Series B Stock of TransMontaigne Inc., a Delaware corporation (the "Company"), from First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("Fund VII") and First Reserve Fund VIII, L.P., a Delaware limited partnership ("Fund VIII" and with Fund VII, the "Sellers") to LB I Group, Inc. (the "Buyer"), pursuant to the Stock Purchase Agreement, dated October 9, 2003, by and among Buyer and the Sellers (the "Purchase Agreement").

     The Company and Buyer hereby agree as follows:

          (a) This Letter Agreement shall not become effective until all of the following conditions have been met:

               (i) the consummation of the transactions contemplated by the Purchase Agreement and the written notification of such consummation provided by Buyer to the Company;

               (ii) the execution and delivery of an amendment to the Agreement to Elect Directors by and between First Reserve Corporation and certain of its affiliates and the Company, dated as of April 17, 1996, as amended, in form and substance reasonably satisfactory to the Company, the effect of which amendment shall be to decrease the number of directors that First Reserve Corporation may designate to the Company's board of directors from two to one; and

               (iii) the receipt by the Company of a resignation from Mr. Ben Guill from his position on the Company's board of directors.

     If such conditions shall not have been met by October 9, 2003, this Letter Agreement shall be null and void and have no further effect.

          (b) The Company hereby consents to the assignment of the rights and obligations of the Sellers under the Company's Preferred Stock Recapitalization Agreement dated June 27, 2002 (the "Recapitalization Agreement") to Buyer so that (i) Buyer shall be deemed an "Investor" (as defined in the Recapitalization Agreement) and (ii) Buyer shall have the rights and obligations as an "Investor" under the Recapitalization Agreement provided in Sections 4, 5, 6, 7, 10, 11, 13, 14, and 15 thereof.

          (c) The Company hereby consents to the assignment of the rights and obligations of the Sellers under the Company's Stockholders' Agreement dated as of June 28, 2002 (the "Stockholders' Agreement"), to Buyer so that
(i) Buyer shall be and have all rights and obligations as an "Investor" and a member of the "Investor Group" (each as defined in the Stockholders' Agreement), including without limitation such rights provided in Sections 2 and 3 of the Stockholders' Agreement, (ii) the Shares shall be "Investor Shares" (as defined in the Stockholders' Agreement), and (iii) for purposes of the calculation required by Section 3 of the Stockholders' Agreement, so long as the Shares are owned beneficially by Buyer or its Affiliates, the Shares shall be treated as though they continued to be beneficially owned by the original Investors.

          (d) The Company hereby consents to the assignment of the rights and obligations of the Sellers under the Company's Preferred Stock Investor Registration Rights Agreement dated as of June 27, 2002 (the "Registration Rights Agreement") to Buyer so that (i) Buyer shall be and have all rights and obligations as a "Series B Investor" and a "Preferred Stock Investor" (each as defined in the Registration Rights Agreement), including without limitation such rights provided in Sections 2.1 through 2.5 of the Registration Rights Agreement and (ii) the Shares shall be "Registrable Securities" and "Series B Investor Shares" (each as defined in the Registration Rights Agreement).

          (e) The Company hereby agrees that, upon consummation of the transactions contemplated by the Purchase Agreement, the Company will take all such actions that are necessary or advisable in order to cause David J. Butters, or such other designee of Buyer as Buyer may determine ("Buyer Designee") to be elected as a member of the Company's board of directors (the "Board"), and thereafter will include Buyer Designee on the slate of directors recommended by the Company, and will oppose any proposal to remove Buyer Designee, at each meeting of stockholders at which the election or removal of directors is on the agenda until such time as Buyer no longer beneficially owns at least 5% of the Company's outstanding common stock (including outstanding common equivalents) (the "Board Termination Event"). Upon the occurrence of the Board Termination Event, Buyer's right to designate a member of the Company's Board and the Company's obligations with respect thereto shall cease and Buyer will cause Buyer Designee to resign from the Board.

          (f) The Company represents and warrants to Buyer that:

               (i) Upon the conversion of any of the Shares into shares of the Company's common stock, par value $.01 per share ("Common Shares"), in accordance with Section 5 of the Company's Certificate of Designations of Series B Convertible Preferred Stock, such Common Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, taxes, proxies, rights (including rights of first offer and tag along rights) or other encumbrances, and not subject to preemptive, participation or similar rights of the stockholders of the Company or others. The Common Shares issuable upon conversion of the Shares have been validly reserved for issuance.

               (ii) At September 22, 2003, the authorized capital stock of the Company consists of (i) 80,000,000 Common Shares, of which 40,681,030 shares are validly issued and outstanding, fully paid and nonassessable, and (ii) 2,000,000 shares of the Company's preferred stock, par value $0.01 per share, of which 100,000 are designated as Series B Convertible Preferred Stock, of which 72,890 are validly issued and outstanding, fully paid and nonassessable. Other than with respect to the Company documents referred to in sections (b) through (d) above or as disclosed in the Annual Report on From 10-K for the year ended June 30, 2003, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound relating to the issuance, repurchase or transfer of any shares of capital stock or options, warrants or rights to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries.

               (iii) The transfer of the Shares from the Sellers to Buyer does not trigger any control share acquisition, business combination, poison pill or other similar anti-takeover statute or contractual provision applicable to the Company.

               (iv) The advanced notice provisions applicable to the transfer of the Shares in the Company's Certificate of Designations of Series B Convertible Preferred Stock and the Recapitalization Agreement have been satisfied.

        [Remainder of Page Intentionally Blank - Signatures Follow]


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     When accepted by you, this Letter Agreement will constitute the agreement of the Company and Buyer with respect to the foregoing. Please indicate your acceptance be signing in the space provided below.

                                            Very truly yours,


                                            By: /s/ Erik B. Carlson
                                                -------------------
                                            Name:   Erik B. Carlson
                                            Title:  Vice President

AGREED AND ACCEPTED:

LB I GROUP INC.

By: /s/ Fred Steinberg
   -------------------
Name:   Fred Steinberg
Title:  Vice President

Date: October 9. 2003